14-Aug-2025

WidePoint Corp. (WYY)

Q2 2025 Earnings Call

CORPORATE PARTICIPANTS

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

Jason Holloway
Executive Vice President & Chief Revenue Officer, WidePoint Corp.

Robert J. George
Executive Vice President & Chief Financial Officer, WidePoint Corp.

OTHER PARTICIPANTS

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Scott Buck
Analyst, H.C. Wainwright & Co.

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon. Welcome to WidePoint's Second Quarter 2025 Earnings Conference Call. My name is Matthew, and I will be your operator for today's call.

Joining us for today's presentation are WidePoint's President and CEO, Jin Kang; Chief Revenue Officer, Jason Holloway; and Chief Financial Officer, Robert George. Following their remarks, we will open up the call for questions from WidePoint's publishing analysts. If your questions were not taken today and you'd like additional information, please contact WidePoint's Investor Relations team at wyy@gateway-grp.com.

Before we begin the call, I would like to provide WidePoint's Safe Harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company's Form 10-Q filed with the Securities and Exchange Commission. Finally, I would like to remind everyone that this call will be made available for replay via the link in the Investor Relations section of the company's website at www.widepoint.com.

Now, I would like to turn the call over to WidePoint President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

Thank you, operator, and good afternoon, everyone. We appreciate you joining us today to review WidePoint's financial and operational results for the second quarter ended June 30, 2025. This past quarter was a continuation of the deliberate steps we have been taking to position WidePoint for long-term sustainable growth. Among the most compelling opportunities on the horizon is the upcoming recompete of the Department of Homeland Security CWMS 3.0 contract. In June, the draft request for proposal or RFP was released and we have

since responded to DHS and provided the requested information. We were pleased to find that the RFP requirements aligns closely with our ongoing work with DHS. As a two-time incumbent, our strong past performance underscores the alignment between the scope of work outlined by DHS and our current service portfolio and capabilities, including our enhanced IT as a Service solutions.

The new statement of work plays directly on our core strengths. It requires FedRAMP Authorized status, a box we proudly checked with our FedRAMP Authorized Intelligent Technology Management System or ITMS. ITMS is already the system of record and operational hub for DHS. We believe that this is a powerful validation of the trust that DHS places in WidePoint and the critical role our technology plays in supporting their mission and operations. There are several other key requirements that position WidePoint well ahead of other firms competing alongside us. The contract mandates a small business status, a criterion we meet. In addition, we bring a robust track record of past performance, active ATO or authorization to operate with DHS and the necessary facility security clearance, all of which positions us well ahead of many competing firms. The government has also indicated that this will be a best value award, meaning technical solution, past performance and reliability will matter more than cost. Again, given that we are a two-time incumbent with a proven history of delivering high-quality, mission-aligned solutions to DHS, that is an encouraging sign for us and plays directly to our strength.

We have adopted a comprehensive, all-hands-on-deck approach to our pursuit strategy. Internally, we are holding weekly strategy meetings to coordinate efforts across teams to maintain alignment and momentum. Externally, we are actively evaluating additional investment in support staff, including the hiring of specialized consultants to ensure we present an even more compelling and polished proposal. To further reinforce our readiness, we have set up a full PMO model, complete with back-up contingency resources to ensure seamless, uninterrupted support for DHS from day one. The substantial increase in the contract ceiling, which stands at $3 billion, up from the original $500 million ceiling under the CWMS 2.0 is a strong signal of DHS's growing demand for our solutions and presents a significant opportunity for WidePoint. Notably, we already have been awarded task orders that extends through November 2026 under the current CWMS 2.0, giving us continuity, stability, and forward momentum during this recompete and contract transition period. The federal government typically prefers contracts overlap to ensure uninterrupted service delivery.

As existing CWMS 2.0 task order begins to expire, we anticipate new task orders will be issued under the CWMS 3.0 contract to minimize the risk of service gaps. This leads us to believe that the final RFQ could be released very soon. While the final requirements may still shift, the initial target for the RFP release was the end of July, so we do anticipate it could be issued at any time now. The government anticipate awarding the contract by the end of September 2025. However, considering the typical procurement timelines and potential for external factors, we recognize that the actual award may realistically occur closer to the end of this year.

We have committed significant time, resources and strategic focus towards the CWMS 3.0 to ensure WidePoint is well-positioned to secure this contract for the third consecutive time. We believe our investments will deliver a strong return and serve as a catalyst for future growth. Our confidence in this opportunity remains high and we continue to view CWMS 3.0 as a critical pillar in WidePoint's long-term growth strategy.

Turning the Spiral 4. We are seeing encouraging momentum as new task orders begin to flow in following the expiration of Spiral 3. I am pleased to share that WidePoint has secured four task orders to-date, with several more in development and multiple responses submitted to active requests for quotes or RFQs. We are confident additional Spiral 4 task orders will continue to be awarded to WidePoint on an ongoing opportunistic basis.

While we are competing against some of the largest players in the industry, WidePoint stands out with our ability to deliver multi-carrier solutions, offering flexibility and value that no other member within the contract vehicle can

match. We also plan on pushing for expansion of optional services under Spiral 4, particularly around lifecycle management services to deliver greater value to clients and create new pathways for growth and future deal flow. Overall, activity on the Spiral 4 continues to trend positively and we remain focused on capturing additional opportunities as they arise.

Jason will be sharing more about the opportunities within our Device as a Service program or DaaS but I'd like to provide a brief update on where things stand. Our DaaS pipeline remains strong. And while the timing of some key opportunities have shifted to later than we initially anticipated, we remain encouraged by the growing interest and engagement in the program. The investment that we have made throughout the year in the infrastructure for DaaS to support and scale are a clear reflection of our strong belief in its potential to drive meaningful return and long-term results. While these investments haven't yet translated into results in the first-half of the year, they have laid a strong foundation for long-term growth. We had expected several deals to begin closing by the end of Q1 and into Q2 but these timelines have extended. That said, we did secure our first DaaS contract with a federal health research agency, delivered in close collaboration with our strategic Fortune 500 partner. We're confident that this initial win is just the beginning. The momentum is real, the conversations are active, and we're confident that the second-half of 2025 and into 2026 will begin to reflect the progress and groundwork we have laid.

We are also making meaningful progress in building and expanding our strategic partnerships, an important pillar of WidePoint's long-term growth strategy. We are continuing to invest the necessary time, energy, resources and mindshare into cultivating these relationships. We firmly believe this strategy will yield tangible results and long-term return on investments while some near-term opportunities, similar to what we have experienced with DaaS have experienced delays. We view our partnership strategy as foundational investments. These relationships are not just about immediate wins but about unlocking access to new markets, expanding our solution offerings and creating joint go-to-market pathways that can scale over time. In many ways, we're laying the groundwork today for the next phase of WidePoint's evolution.

WidePoint brings to the table a robust portfolio of secure, high-performance solutions that have been battle-tested by some of the most demanding government customers. Our track record speaks for itself. When combined with the strength of our existing partners and the credibility we have earned, the decision to expand and deepen our partner ecosystem is a strategic imperative, not just a growth tactic but a growth multiplier. We're confident that this continued investment will expand our reach, open up new revenue streams and ultimately position WidePoint for sustained success well into the future.

Regarding our recent FedRAMP Authorized status, this significant achievement underscores WidePoint's commitment to delivering highly secure and compliant cloud services for government agencies, demonstrating our adherence to the most rigorous security standards and solidifying our position as a trusted provider in the federal space. FedRAMP Authorized status translates into a very powerful competitive advantage, opening doors to nationwide government contracts and fostering confidence in our ability to security manage sensitive data and mobile solutions. It positions WidePoint as the leader in secure, compliant technology solutions, boosting our reputation and market reach in the public sector.

Now, to provide a quick update on the Census 2030 opportunity. We are starting to see early activity with the request for information or RFI, expected soon. The timeline looks similar to the 2020 cycle and we anticipate a comparable scope of work, this time with a smoother path forward, free from the unique challenges of the pandemic period. Despite those challenges in 2020, we delivered flawlessly with zero devices compromised, which speaks to our reliability and ability to support mission-critical efforts at scale under any conditions. We expect to support and manage roughly 700,000 devices in secure, mobility and lifecycle management. Of course, the investment we are making in DaaS now will play a critical role in supporting this effort.

Additionally, last Thursday, President Trump called for a new census that would be used for congressional appointments. He also stated that he has already directed the Department of Commerce to begin work on this effort. While it remains early, should this effort gain traction and move forward, the Census Bureau may look to rely on established vendors such as WidePoint and CDW to support the process. The situation still remains fluid, and we will continue to monitor developments closely and provide updates as the situation evolves or as meaningful milestones are reached.

Turning to macro factors. Tariffs and rising labor costs have impacted many businesses. We have been able to mitigate any major effects through a combination of automation, streamlining processes, rate adjustment proposals with customers, alternative sourcing for equipment and other optimization strategies. Federal government downsizing, layoffs, and DOGE initiatives have not had a material impact on WidePoint, though potential downstream effects remains a consideration. However, we also believe DHS may receive expanded responsibility related to border security, which could potentially create tailwinds for us.

Before I hand the call over to Jason, I would like to take a moment to address our outlook regarding our previously disclosed guidance. While achieving positive EPS in 2025 was one of our initial goals, some of the promising opportunities we have previously outlined particularly within our DaaS program, have shifted in timing, has impacted our first-half results. That said, the opportunities in our pipeline remains intact and substantive. They have merely been deferred slightly in timing and we continue to view them as highly achievable.

In light of this timing shift, while we still expect to meet our revenue guidance, we anticipate that both our EBITDA and free cash flow guidance will ultimately need to be adjusted. We are deferring any formal adjustment until next quarter as several of these opportunities in the pipeline still hold potential to materialize in the second-half of 2025. We believe it is prudent to allow them sufficient time to develop so we can provide our shareholders with the most accurate and informed outlook for 2025. Importantly, we fully expect EBITDA and free cash flow to remain positive for the remainder of the year and we remain confident in the underlying strength of our business. We have made deliberate decision to continue investing in high-impact initiatives, including CWMS 3.0 preparation, DaaS infrastructure, strategic facility lease in Columbus, and into our strategic partnership strategy, all of which are fundamental to unlocking these future opportunities. These investments reflect our focus on building long-term value and positioning WidePoint for sustainable, profitable growth. Rather than focusing narrowly on achieving a modest EPS gain this year. We believe that reinvesting in the business is the more strategic forward-looking approach.

While we are naturally eager to see these opportunities come to fruition, we remain confident that the momentum will pick up in the second-half of this year and into 2026, and that we are laying the groundwork for long-term success. We remain optimistic in the future outlook for WidePoint and firmly believe the deliberate strategic steps we are taking now will result in valuable growth and return for our shareholders.

I will now turn the call over to Jason to walk you through our sales pipeline and upcoming opportunities. Jason?

Jason Holloway

Executive Vice President & Chief Revenue Officer, WidePoint Corp.

Thanks, Jin, and good afternoon, everyone. As Jin explained, while the DaaS in the pipeline have shifted slightly to the right, we are still encouraged with the increase in activity and progress. The pipeline of DaaS is composed of 90% large commercial opportunities, which align directly with our broader goal of expanding beyond our traditional government work. It represents a meaningful step forward in diversifying our revenue stream and deepening our presence in the commercial sector. We're currently engaged in discussions with notable firms

across healthcare, financial services, public IT sectors, among others, all of which manage large fleets of devices, which is the exact type of environment where our DaaS offerings deliver the most value. DaaS contracts offer higher margin managed services revenue stream, precisely the kind of scalable business we've been aiming to grow. We wholeheartedly believe that one scaled, the DaaS program has the potential to rival and even surpass some of our largest current managed services work. The investments we've made and continue to make are not just about supporting today's pipeline. They are about positioning WidePoint for long-term success. We see this as the foundation for successful growth, improved margins and meaningful progress towards our goal of delivering double-digit percentage growth of our annual revenue. This early phase of DaaS is laying the groundwork for what we believe will be a major contributor to WidePoint's future success, particularly in the commercial space and to our overall bottom line in the long run.

On to our partnership strategy. We are continuing to put time and effort towards not only cultivating new relationships but deepening and expanding existing ones. We are actively building on the strong foundations we have established with our current partners, growing both the scope of work and the strategic alignment of these collaborations. Some of these partners include our longstanding partnership with CDW, Leidos, Intercede, Hyperion, just to name a select few. For example, our strategic alignment with CDW's DaaS program presents significant and apparent synergies. Given the strong strategic fit between our respective approaches, we see clear potential for joint initiatives in the long-term, especially as we look ahead to large-scale opportunities like the Census 2030 and potential DaaS opportunities. Not just with CDW, but the example above represents our overall strategy with each of our longstanding partners to ensure that we are collaborating most effectively. WidePoint has positioned itself as a required partner in both the cybersecurity space as well as the managed mobility space.

That said, I would like to extend my heartfelt congratulations to CDW on their current recent achievement of being named the official technology solutions provider for the upcoming Los Angeles 2028 Olympic and Paralympic Games. This is an incredible recognition of CDW's leadership in the industry and particularly of the strength and reliability of their DaaS program and other comprehensive software solutions they offer where operational efficiency and technological reliability are critical in such a large-scale environment. CDW's DaaS platform will serve as a vital enabler to streamline device deployment, support and lifecycle management. Congratulations again to CDW on this well-deserved honor, and we all look forward to seeing their solutions in action on the world stage.

Our continued progress in the Smart City initiatives has also expanded in scope with the recent announcement of our partnership with BroadSat. WidePoint is not only working on new opportunities in Texas but with BroadSat we've now added Tennessee to the list. As you may have seen this past Monday, we proudly announced a new Identity & Access Management contract in support of the US Department of Education. This is especially meaningful as the K-12 sector has long been an area we aim to support, making this engagement a promising milestone for potential future activity. We are also actively collaborating with a major US telecommunication carrier on a new strategic opportunity that could involve upwards of 2 million to 2.5 million in devices that will require our command center proprietary platform, ITMS, or Intelligent Technology Management System.

On the MobileAnchor front, I am pleased to share that a few weeks ago, we secured a new contract award from an agency under the US Department of Energy. This award is a meaningful milestone that not only validates the growing demand for our solution within the federal space, but also underscores the increasing traction MobileAnchor is gaining across our broader customer pipeline. We continue to see strong indicators of customer and market acceptance, an essential step forward scaling the commercialization of MobileAnchor. Encouragingly, interest is not limited to government customers. We see compelling commercial potential as well, particularly in emerging markets that require secure, reliable and flexible mobile connectivity solutions.

One exciting opportunity lies in the Smart City initiative, where a MobileAnchor is in a position to play a transformative role. We have taken strategic steps to advance the Smart City initiative. Together with BroadSat, we aim to support smart cities and federal agencies by delivering a powerful Dome of Defense, providing end-to-end security connectivity, computing and content distribution at the edge for all connected applications and devices. To build on this, MobileAnchor represents a significant opportunity to advance the Smart City project. Its ability to provide endpoint management in the highest multi-factor, secured environment positions MobileAnchor as an ideal solution for commercial partners aiming to modernize infrastructure without compromising cybersecurity or operational agility.

Lastly, given our strong relationships with strategic insiders who have relationships with members of the current administration, countries that have positive standings with the United States have recently shown a strong interest in WidePoint's MobileAnchor and our proprietary command center platform, ITMS or Intelligent Technology Management System. We remain committed to executing on our robust pipeline and are excited to continue driving these initiatives forward. We are steadily building the foundation to further expand our robust pipeline. The opportunities ahead are both tangible and substantial, and we remain optimistic that momentum will begin to pick up throughout the second-half of 2025 and into 2026, allowing our efforts to yield meaningful results.

With that, I will now turn the call over to Bob to discuss our financial results. Bob?

Robert J. George

Executive Vice President & Chief Financial Officer, WidePoint Corp.

Thanks, Jason, and thanks to everyone for joining us today. I'm pleased to share the details of our financial results for the second quarter and the six months ended June 30, 2025. Total revenue for the second quarter was $38 million, an improvement from $36 million in the same period last year. Total revenue for the six months ended June 30, 2025 was $72.1 million, which was an improvement from $70.2 million in the same period last year. Further, we start the second half of the year with a strong was $38 million, an improvement from $36 million in the same period last year. Total revenue for the six months ended June 30, 2025, was $72.1 million, which was an improvement from $70.2 million in the same period last year. Further, we started the second-half of the year with a strong federal backlog of $265 million at June 30, 2025.

Now I'll provide a further breakdown of our revenues. Our carrier services revenue for the quarter was $22.2 million, an increase of $1.8 million compared to the same period in 2024. Carrier services revenue for the six months ended June 30, 2025 was $44.6 million, an increase of $4.8 million from the same period last year. The increase was a result of the growth in the number of phone lines under management for our DHS customer. Our managed services fees for the quarter were at $9.2 million and billable services fees were $1.3 million, both of which are relatively consistent with the same period in 2024. Managed services fees for the six months ended June 30, 2025 were $18.4 million, an increase of $600,000 compared to the same period last year. The increase was primarily due to a new federal end customer, which began in September of 2024, which is not reflected in the comparable first six months of 2024 results. Billable services fees for the six months ended June 30, 2025 was $3.1 million, an increase of $600,000 compared to the same period last year, reflecting increased activity in this area. Reselling and other services in the second quarter were $5.1 million, a slight increase compared to the same period last year. Included in reselling and other services is approximately $300,000 of connectivity and device resells under our new Spiral 4 contract, where we expect to see future growth. Reselling and other services for the six months ended June 30, 2025 were $6 million compared to $10.2 million in the same period last year. The decrease was primarily due to the out-of-period adjustment of $2.7 million recorded in the first quarter of 2025 and recognition of revenue for SaaS agreements over the period of performance compared to point-of-sale recognition. It is important to note that reselling and other services are transactional in nature and the amount and timing of revenue varies from quarter-to-quarter.

Gross profit for the second quarter increased to $5.1 million or 14% of revenues compared to $4.9 million or 14% of revenues in the same period last year. The more meaningful metric of gross profit percentage excluding carrier services increased to 33% in the second quarter, compared to 31% in the same period last year. Gross profit for the six months ended June 30, 2025 increased by $300,000 to $9.9 million or 14% of revenues, compared to $9.6 million or 14% of revenues in the same period last year. Gross profit percentage, excluding carrier services, increased to 36% in the six months ended June 30, 2025, compared to 31% in the same period last year. This is due to comparatively lower reselling revenues, which have a lower gross margin compared to the same period last year. Our gross profit percentage will vary from period-to-period based on our revenue mix.

Sales and marketing expense in the second quarter were $700,000 or 2% of revenues, compared to $600,000 or 2% of revenues in the same period last year. Sales and marketing expense in the six months ended June 30, 2025 was $1.3 million and 2% of revenues, compared to $1.2 million or 2% of revenues in the same period last year. General and administrative expenses in the second quarter were $4.9 million or 13% of revenues, compared to $4.5 million or 13% of revenues in the same period last year. The dollar increases during the second quarter primarily relate to general inflationary pressures, additional head count and associated costs related to building our DaaS offering as well as bolstering our delivery capability for our DHS customer. These increases were partially offset by $200,000 less share-based compensation expense in the second quarter 2025 compared to the same period in 2024.

General and administrative expenses in the six months ended June 30, 2025 were $9.6 million or 13% of revenues compared to $9 million or 13% of revenues in the same period last year. The dollar increase also relates primarily to general inflationary pressures, additional head count and associated costs related to building our DaaS offering, as well as bolstering our delivery capability for our DHS customer. These increases were partially offset by $419,000 less share-based compensation expense in the first-half of 2025 compared to the same period in 2024.

Net loss for the second quarter was $618,000 or a loss of $0.06 per share compared to a net loss of $500,000, or a loss of $0.05 per share for the same period last year. Net loss for the six months ended June 30, 2025 was $1.3 million, a loss of $0.14 per share compared to a net loss of $1.2 million or a loss of $0.13 per share for the same period last year. Adjusted EBITDA, a non-GAAP measure for the second quarter was $183,000 and free cash flow for the quarter, which we define as adjusted EBITDA minus capital investments was $90,000 representing our 32nd consecutive quarter of adjusted EBITDA and our 7th consecutive quarter of positive free cash flow. Adjusted EBITDA for the six months ended June 30, 2025 was $276,000 and free cash flow for this period was $155,000.

Moving to our CapEx. As Jin and Jason have noted, for the rest of the year, we do plan to increase capital investments to support our strategic priorities. This includes funding for our Device as a Service program, which includes buildout of our new dedicated facility and associated infrastructure, investment towards the preparation for the upcoming CWMS 3.0 recompete in addition to a phased technical refresh of portions of WidePoint's IT environment to strengthen our cybersecurity posture. For the year, we estimate CapEx will increase by approximately $300,000 from last year, which equates to approximately $450,000 for the entire year.

Moving to the balance sheet, we ended the quarter with $6.8 million in unrestricted cash, reflecting a $3.1 million increase from $3.7 million last quarter. We also have additional liquidity options available with our revolving line of credit facility, which provides us with $4 million of potential borrowing capacity, which is subject to availability, although we do not anticipate having to rely on this facility.

This completes my financial summary. For a more detailed analysis of our financial results, please refer to our Form 10-Q, which was filed prior to this call. Now, I will turn the call over to Jin for his closing remarks.

Jin H. Kang

President, Chief Executive Officer & Director, WidePoint Corp.

Thank you, Bob and Jason. So in summary, in Q2 2025, we made strategic progress and maintained steady financial performance even as some key contract timelines shifted. Our primary focus has been securing the $3 billion DHS CWMS 3.0 recompete where we are leveraging our position as a two-time incumbent, our FedRAMP Authorized status and our strong history of delivering results. We are also driving growth through the Spiral 4 contract, a strong Device as a Service pipeline, particularly in the commercial sector and by expanding our strategic partnerships with organizations like CDW and BroadSat.

In addition, we are advancing MobileAnchor in both government and commercial markets and pursuing major opportunities such as the 2030 Decennial Census and Smart City initiatives. Jason has emphasized our diversification into large commercial DaaS deals and deepening of partnerships. We remain committed on investing in high-impact initiatives that will drive long-term growth.

That concludes our prepared remarks and we will now take questions from our analyst and major shareholders. Operator, will you please open the call for questions?

QUESTION AND ANSWER SECTION

Operator: Certainly. Everyone, at this time, we'll be conducting a question-and-answer session. [Operator Instructions] Your first question is coming from Barry Sine from Litchfield Hills. Your line is live.

Barry M. Sine

Analyst, Litchfield Hills Research LLC

Q

Hey. Good evening, gentlemen. First of all, congratulations on the visibility on the DHS contract. Obviously, that's the Big Kahuna for you guys. You mentioned that it's now at $3 billion. First question is over what timeframe? I think there was some discussion it might go from a 5-year to a 10-year. Has that happened?

Jin H. Kang

President, Chief Executive Officer & Director, WidePoint Corp.

A

That's right, Barry. Sorry about that and it's good to hear from you. The answer is yes. The CWMS 3.0 will go from a 5-year contract to a 10-year contract, and it's going from a $0.5 billion to a $3 billion. So, it's almost doubling the size annual run rate. And I think that that's because there's going to be additional mission that DHS is going to have, especially securing the northern and the southern border. So we see a lot more potential growth there for mobility and wireless cellular satellite technology.

Barry M. Sine

Analyst, Litchfield Hills Research LLC

Q

And you called out the requirements for this contract, including FedRAMP. How do those requirements differ from five years ago? I assume FedRAMP was not a requirement then because you didn't have FedRAMP and you won the contract.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.
A

Yes. You are correct. FedRAMP Authorized was not a requirement but this time it is. They're requiring only the primes to be able to submit their past performance experience. And they are specifically saying that this is a small business classification under that North American industrial code. And so we meet all of those requirements and the statement of work matches our capabilities and it's very close to our current service delivery and solution.

So it bodes really well. And it – also the other one that we didn't mention is that it is best value. I think I mentioned that in my prepared remarks. And what that usually means is, is that the government is favoring, whatever they say is best value versus, lowest price, technically acceptable. Those are the two options that they will go with. But this time they are going with the best value which tend to favor the incumbent.

Barry M. Sine
Analyst, Litchfield Hills Research LLC
Q

Okay. That's really good news. On Spiral 4, obviously, that's another major contract that you already have in the bag. For those of us keeping score at home, could you just bring us up-to-date? How many orders have you gotten to-date? How many dollars? And then what – you put that in perspective, what is the total size of that contract and how many other winners were there on that platform?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.
A

Right. The Navy Spiral 4 contract was awarded to six others, including WidePoint, so seven total. And the awardees were mostly cellphone cellular carriers: Verizon, AT&T, T-Mobile, Hughes Networks, MetTel, and Republic Wireless and WidePoint. And of course, the only non-carrier winner was us, WidePoint. That contract has a $2.6 billion top line. To-date, we won four contracts and the contract period of performance is 10 years. And I think that there is also a five-year option period on it. And the total contract value that we have won is approximately $26 million.

Barry M. Sine
Analyst, Litchfield Hills Research LLC
Q

Do you know the other six parties and what the size of their contracts they have been awarded cumulatively on Spiral 4?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.
A

Yeah. We don't have that visibility. I believe we can go out to one of the contract award databases and we can probably look that up for next time around. I will make that a task for us.

Barry M. Sine
Analyst, Litchfield Hills Research LLC
Q

So let me ask the question a little bit differently. You mentioned it's a $2.6 billion total program. My sense is you've only gotten $26 million that they're still in the very, very early stages of doling out that $2.6 billion even if we had the numbers for all seven?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.
A

Yes. That is correct. They are early in the cycle and so we feel pretty good about our chances to win additional task orders. And so as I've said before is that we are the only vendor that can provide multi-carrier solutions. That includes all of the six vendors that are on there. And so I think that it gives us sort of carrier-agnostic approach to providing the right coverage for the customer. So I think we have a differentiator there.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

And then also on DH – or going back to DHS. I believe that ITMS and you've talked about DaaS, I don't understand the difference. What I can discern is that DaaS seems to be that you retain the ownership of the devices and provide them as a service. And ITMS, the customer owns the devices. What's the difference between DaaS and ITMS?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah. The difference between DaaS and ITMS is, is that, DaaS is a business model where we own the devices and the customers are charged a fixed monthly fee for device, including data, voice, text, accessories, all of those things. ITMS is the platform that we use to support the DaaS program. So all of those devices that we manage for our customers are included is managed using the ITMS and the ITMS is the platform that we use to manage all of those. And in many cases, some of the DaaS programs that we manage we don't actually own the device ourselves. Our strategic partner we had mentioned before, CDW, is one of them, and they would handle all of the device ownership and inventory but they would use our ITMS system to manage all of those devices, including technical refresh, when the devices are going to be put out to pasture, what voice plans, what data plans they're on. So ITMS is a full service platform that we sell as Software as a Service.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

But traditionally, the customer has owned the device, whereas the distinction with that is you will own the device and provide to them as a service. Is that correct?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah. In some cases, rare cases that we will own the device, but it is our partner that will own the device, CDW.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

Okay. And then talking about CDW, they're also your partner on the Census. And you talked about, you're early stages on the 2030 Census. But as you referenced on August 7, President Trump ordered the Census Bureau to "immediately begin work," immediately on a interim census. I don't know if you've gotten any communication. Have you spoken with your counterparts at CDW? Have they gotten any indication on this new mid-decade census?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

We have not. That information hasn't trickled down to us yet. There are some talks about doing different approaches to this but one is actually going out and doing a mid-decennial census. There's also talks about using the existing data, which I think is problematic because I think they couldn't collect any of the citizenship

information during the 2020 decennial census. So the jury is still out. And the information has not trickled down to us yet.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

So hypothetically, after this call, you check your voicemail and CDW says, okay, Jin, we got the green light to do a 2025 census. How fast could WidePoint get devices out in the field into the hands of census takers?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

We could do that probably within a week or two weeks, depending on how fast the carriers could provide all of these devices. And that will be a function of how fast the carriers can provide those devices as well as our partner, CDW, in this case would need to also put all of those devices, stage them, do the logistics. And what we would do is we would track all of that. They will use our software to track all of those devices.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

So from your perspective, it is possible to do something relatively soon, let's say, within the next 12 months?

[indiscernible] (00:44:37)

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yes. Yeah. And we definitely can scale up and get everything ready. And we would probably do a lot of the logistics piece of it as well. And I think the long pole in the tent is going to be the carriers being able to provision those devices and actually conducting the census because they would have to go door-to-door again. And I think – the first thing that has to happen, believe usually what happens is that the census is sent out to every address and those addresses that do not respond to a census, the people have to go door-to-door. And so even so, I would imagine that we can [ph] spend up (00:45:18) I would say, within two weeks, maybe a month's time to get all of these devices out there to the enumerators.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

All right. We'll keep our fingers crossed that you get a 2025 and a 2030 census. My last...

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah. That would be great if that happens.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

Yeah. Yeah. My last question is on backlog. Bob, I think you mentioned it was $265 million. If you could take that number apart for us. What was it in 1Q? What was it a year ago? How much of that is scheduled to be received in the next 12 months?

Robert J. George
Executive Vice President & Chief Financial Officer, WidePoint Corp.

A

[indiscernible] (00:45:57), Barry. I might get bacl to you on the historicals. But in terms of what the $265 million rolls out at, we've got about $47 million for the rest of the year in hand and then we'll have next year about $92 million from that. And then we have backlog at end of next year into 2026 of like $125 million.

A lot of it, when you look at the difference between what we booked to backlog and what's going forward, we of course have our commercial businesses, so the IT as a Service, the UCaaS business in Ireland and then we also have a lot of just task orders that we'll get for some of the dandy management stuff which doesn't translate to backlog. It's just an order. And so we actually have a deferred revenue for that.

A – [009XDJ-E Jin Kang]>: But...

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

Okay.

A – [009XDJ-E Jin Kang]>: ...and Barry, I'd like to add a little bit to that in that it's down from I believe like $300 million the last – two quarters ago. And the reason for that is, is that, as we begin to work on these contracts, we've worked down the backlog. And as we get closer to the end of these various task orders, we will get a renewal contract or option year period exercise that will fill that backlog back up again.

And so as we get towards the end of the year, we should see more contract activity and that should fill up the backlog again.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

Okay. That sounds great. Thanks for the clarification, Jin. Those were my questions. Thank you.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Great. Thank you, Barry.

Operator: Thank you. [Operator Instructions] Your next question is coming from Scott Buck from H.C. Wainwright. Your line is live.

Scott Buck
Analyst, H.C. Wainwright & Co.

Q

Hi. Good afternoon, guys. Thanks for taking my questions.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Good afternoon, Scott.

Scott Buck
Analyst, H.C. Wainwright & Co.

Q

Jin, do you know what you guys have accumulated in revenue from CWMS 2.0? Trying to just kind of gauge what the potential opportunity is within that $3 billion number for 3.0?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

I'll give you a quick data point in that. When we executed the modification for an additional $254 million, this would have been a couple of quarters ago. We had – essentially the government had obligated all the $0.5 billion worth and so that they had to modify the contract ceiling by another $254 million. So we're looking at expending all of that by the end of 2026 November. We may have a few million dollars left in the ceiling. So I figure probably by the end of this year, we will probably spend the entire $0.5 billion maybe, and then spend the rest of that $254 million by the end of next year.

Scott Buck
Analyst, H.C. Wainwright & Co.

Q

Okay. That's very helpful. And then earlier in the call, you went through a number of potential opportunities for awards here in the second-half in 2025 and the beginning of 2026. How should we think about gross margin expectations for potential new businesses out there versus what consolidated margins look like today?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah. So, again if you subtract out all of the carrier services revenue, which is significant, excluding any of the carrier services revenue, we are at somewhere around 33% I believe for the first six months of this year. And we see that gradually improving as we continue to sign on DaaS deals and managed services deals. Our goal is to get that to 50% by the end of next year and we're continuing to make that progress. And so it's just a matter now of us closing on more DaaS deals and more managed services deals and some of the MobileAnchor, which is our software and that has a margin north of 80%. And so we're looking at selling more of those mobile anchor Device as a Service. Those have very high margins, M365 Analyzer. These are all software deals and we should see our gross margin improve. As I said, our goal is to get that to 50%. Jason mentioned that we are working with a major carrier, a wireless carrier, and that is all SaaS revenue. And we should see a fairly healthy margin on that. And I don't want to quote numbers here for that particular deal because they might be listening in.

Scott Buck
Analyst, H.C. Wainwright & Co.

Q

That's all very helpful and great to hear. Jason, last question I had. Just the sales cycle on MobileAnchor in the commercial side. How quickly can you kind of turn those deals around? And what does the near-term opportunity look like there?

Jason Holloway
Executive Vice President & Chief Revenue Officer, WidePoint Corp.

A

Well, it looks great. First, it's good to hear from you, Scott. But, no, I mean it looks really well. I mean any and everything that I'm talking about right now is definitely in the qualified stage. So I don't ever want to put anything out there that is – we're just scraping the surface on.

So as Bob alluded to in terms of the money that we're investing and growing MobileAnchor and make it an even more technologically competitive, we're very close on being on the cusp of having something again that none of our competitors are going to have. And I'm very, very excited but cautiously optimistic about us getting these deals over the finish line. But again we've made a lot of progress.

There's federal agencies that have already signed up for MobileAnchor that we've gotten over the finish line between HUD and OIG and other folks that we have previously reported on. But as I stated on the call, there's a lot of commercial opportunities to where when we talk about these DaaS opportunities, a lot of this cyber is going to be able to fold into it. And then towards the end of my prepared remarks, I talked about international opportunities as well. So the future is pretty bright. I'll just leave it at that.

Scott Buck
Analyst, H.C. Wainwright & Co.

Q

Great. That's all of my questions, guys. I appreciate the added color and looking forward to seeing what you can do here in the second-half.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Great. Thank you, Scott.

Operator: Thank you. That concludes our Q&A session. I will now hand the conference back to Mr. Jin Kang for closing remarks. Please go ahead.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings release. Thank you again and have a great evening.

Operator: Thank you for joining us today for WidePoint's second quarter 2025 conference call. You may now disconnect.